Exhibit 99.1

Victory Capital Reports October 31, 2019 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--November 12, 2019--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $146.8 billion on October 31, 2019.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	October 31, 2019	September 30, 2019
Fixed Income	$37,754	$37,784
Solutions	30,187	29,579
U.S. Mid Cap Equity	25,378	25,479
U.S. Small Cap Equity	16,440	16,266
U.S. Large Cap Equity	13,532	13,488
Global / Non-U.S. Equity	11,880	11,532
Other	217	243
Total Long-Term Assets	$135,388	$134,371
Money Market Assets	11,451	11,460
Total Assets Under Management	$146,839	$145,832

By Vehicle
Mutual Funds[2]	$114,927	$114,071
Separate Accounts and Other Vehicles[3]	27,917	27,894
ETFs	3,994	3,867
Total Assets Under Management	$146,839	$145,832

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $146.8 billion in assets under management as of October 31, 2019.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us on Twitter and LinkedIn.

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com